UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2010

GOLDEN GRAIN ENERGY, LLC

(Exact name of registrant as specified in its charter)

Iowa	000-51177	02-0575361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1822 43rd St. SW
Mason City, IA	50401
(Address of principal executive offices)	(Zip Code)

(641) 423-8525

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 23, 2010, we entered into a new comprehensive credit facility with Farm Credit Services of America, FLCA and Farm Credit Services of American, PCA (collectively “Farm Credit”).  The total face amount of this new comprehensive credit facility is $35 million which is split among three separate loans: (i) a $25 million term revolving line of credit; (ii) a $5 million term revolving line of credit; and (iii) a $5 million revolving line of credit.  In exchange for this new comprehensive credit facility, we executed a mortgage in favor of Farm Credit covering all of our real property and granted Farm Credit a security interest in all of our equipment and other assets.  In the event we default on our loans with Farm Credit, Farm Credit may foreclose on our assets, including both our real property and our machinery and equipment.

$25 Million Term Revolving Line of Credit

The maturity date of this loan is February 1, 2016.  Interest on this loan accrues at 3.15% above the One-Month London Interbank Offered Rate (“LIBOR”).  The interest rate is subject to weekly adjustment.  We may elect to enter into a fixed interest rate on this loan at various times throughout the term of the loan as provided in the loan agreements.  The maximum principal amount of this loan decreases by $2.5 million semi-annually starting on August 1, 2011 and continuing until February 1, 2016.  In the event any amount is outstanding on this loan in excess of the new credit limit, we agreed to repay principal on the loan until we reach the new credit limit.  We agreed to pay an annual fee of 0.6% of the unused portion of this loan.  Following the loan closing, we had approximately $21 million outstanding on this loan related to the Home Federal payoff described below.

$5 Million Term Revolving Line of Credit

The maturity date of this loan is February 1, 2017.  Interest on this loan accrues at 3.15% above the One-Month LIBOR.  The interest rate is subject to weekly adjustment.  We may elect to enter into a fixed interest rate on this loan at various times throughout the term of the loan as provided in the loan agreements.  We agreed to pay an annual fee of 0.6% of the unused portion of this loan.  Following the loan closing, we had no amount outstanding on this revolving line of credit.

$5 Million Revolving Line of Credit

The maturity date of this loan is August 1, 2011.  Interest on this loan accrues at 2.9% above the One-Month LIBOR.  The interest rate is subject to weekly adjustment.  We may elect to enter into a fixed interest rate on this loan at various times throughout the term of the loan as provided in the loan agreements.  We agreed to pay an annual fee of 0.3% of the unused portion of this loan.  Following the loan closing, we had no amount outstanding on this revolving line of credit.

Administrative Agency Agreement

As part of the Farm Credit loan closing, we entered into an Administrative Agency Agreement with CoBank, ACP (“CoBank”).  CoBank purchased a participation interest in the Farm Credit loans and was appointed the administrative agent for the purpose of servicing the loans.  As a result, CoBank will act as the agent for Farm Credit with respect to our new comprehensive credit facility.  We agreed to pay CoBank an annual fee of $5,000 as the agent for Farm Credit.

Item 1.02 Termination of a Material Definitive Agreement.

On July 23, 2010, using funds from the new comprehensive credit facility we executed with Farm Credit, we repaid the entire outstanding balance of our credit facilities with Home Federal Savings Bank of Rochester, Minnesota (“Home Federal”).  Our credit facilities with Home Federal prior to the payoff included our expansion term loan and a revolving line of credit.  The balance of the Home Federal loans that we paid off was approximately $21 million.  Home Federal canceled its mortgage and security interest in all of our assets.  We will have no further obligations under our Home Federal credit facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GRAIN ENERGY, LLC

July 28, 2010	/s/ Walter Wendland
Date	Walter Wendland, Chief Executive Officer